CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 18, 2023 relating to the financial statements of QuantmRE HEI Holdings I, LLC on a consolidated level and for each listed Series, which comprise the consolidated balance sheet as of March 31, 2023, and the related statement of operations, changes in member’s equity/(deficit), and cash flows for the period from February 10, 2023 (inception) to March 31, 2023, and the related notes to the financial statements.

Bloomindale, IL April 18,2023